FOR RELEASE At 8:30 A.M. ON NOVEMBER 2, 1999



                           ePlus Unveils ePlusSuiteSM
         Solution allows customers to manage critical business resources

HERNDON, VA (November 2, 1999) - ePlus inc. (NASD:PLUS) formally rolled out its new e-commerce solution, ePlusSuiteSM on November 1, 1999. ePlusSuite automates the ordering, procurement, management, and financing of critical business assets and services for enterprises, and delivers the solution seamlessly over the Internet. ePlusSuite results from evolution of the company's online services which it has been offering since 1996.

Phillip G. Norton, Chairman, President and Chief Executive Officer of ePlus stated "ePlusSuite is in production and it delivers what customers want, since it was developed in conjunction with our customer's needs and feedback. Because it can be easily implemented and at a very low cost, it has broad market appeal
- especially for fast growing, middle market companies that want to focus on growth and their core business rather than implementing enterprise software packages. As compared to the competition, ePlusSuite is more robust and offers more services by taking care of the customer from initial end-user order through the life of the asset, including asset management, financing, and disposal. There are solutions out there which solve some of the customer's problems, but we believe ePlusSuite offers the most comprehensive and complete solution available, especially as a hosted solution."

Commenting on the future goals of ePlus, Phil Norton said "ePlusSuite is the first major step towards converting ePlus into a business-to-business e-commerce company. The next phase is to convert our existing 1,500 customers, including the 60 customers who are on-line Manage+ customers, to the complete ePlusSuite. This will allow us to capture transaction fees from the purchase of critical business assets and services. The next phase will be to form partnerships and create a buying network which will allow our customers to take advantage of the currently estimated $400 million in annual purchasing run rate of ePlus. Ultimately, we will be able to capture the purchasing of our large customer base and compete against others by providing all of the highly valued services which have always been our core competencies."

ePlusSuite consists of the following services:

     - Procure +SM significantly reduces costs and increases efficiency for procuring all types of critical business assets and supplies. Procure+ is a hosted Internet procurement solution that automates cumbersome internal procurement processes, and can be implemented at low cost and integrated with legacy systems. The solution offers customized catalogue-based ordering, access to major vendor catalogues and can accommodate any enterprise workflow or existing business rules. Procure+ reduces the cost of procurement for any size order.

     - Manage +SM reduces the total cost of ownership by giving customers control over fixed assets. Manage+ is a complete asset management solution that provides a hosted Internet asset repository with customized reporting and electronic data interchange capabilities including integration with legacy enterprise systems. Manage+ integrates seamlessly with Procure+ and Finance+ to provide a total solution.

     - Finance +SM is a competitive financing solution which provides customers with the benefits of leasing to reduce the total cost of ownership. Finance+ offers a flexible approach that allows customers to reduce the risk of technological obsolescence, conserve capital, acquire more equipment, and transfer the risks of ownership. Finance+ integrates seamlessly with Procure+ and Manage+ to provide a total solution.

     - Service +SM provides equipment, technical services, and consulting solutions to customers. Service+ solutions can be offered within a Procure+ catalogue for seamless integration with ePlusSuite.

ePlus inc., formerly MLC Holdings, Inc., is an e-commerce business to business supply chain management services provider. Its services include automated Internet procurement, asset management, and financing to commercial, educational, and government enterprises. The Company is headquartered in Herndon, VA, and has seventeen locations.

Servicemarks have been applied for: ePlusSuite SM, Procure+ SM, Manage+ SM, Finance+ SM, and Service+ SM.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements. Actual results may vary due to the following risks and uncertainties, including, without limitation, demand and competition for the Company's lease financing and equipment sales and asset management services, and the products to be leased or sold by the Company, the continued availability to the Company of adequate financing, the ability of the Company to recover its investment in equipment through remarketing, the successful execution of its e-commerce strategy, and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings. Investors are cautioned that current financial results may not be indicative of future results.

CONTACT:          KLEYTON L. PARKHURST (KPARKHURST@MLCGROUP.COM)
                  SENIOR VICE PRESIDENT
                  PHONE: 703-709-1924
                  FAX:   703-834-5718
                                                             www.eplusonline.com